Exhibit 10.21

PURCHASE AND SALE AGREEMENT

BETWEEN

TPRF III/RIALTO INDUSTRIAL, LLC,

AS SELLER

AND

IPT ACQUISITIONS LLC,

AS PURCHASER

DATED MAY 13, 2014

TABLE OF CONTENTS

		Page No.

ARTICLE 1
BASIC INFORMATION

1.1	Certain Basic Terms	1
1.2	Closing Costs	2
1.3	Notice Addresses:	3

ARTICLE 2
PROPERTY

2.1	Property	3

ARTICLE 3
EARNEST MONEY

3.1	Deposit and Investment of Earnest Money	4
3.2	Independent Consideration	4
3.3	Form; Failure to Deposit	5
3.4	Disposition of Earnest Money	5

ARTICLE 4
DUE DILIGENCE

4.1	Due Diligence Materials To Be Delivered	5
4.2	Due Diligence Materials To Be Made Available	6
4.3	Limited Access	6
4.4	Indemnity by Purchaser	7
4.5	Confidentiality	7
4.6	Insurance	7
4.7	Due Diligence Termination Right	8
4.8	Return of Documents and Reports	8
4.9	Service Contracts	8
4.10	No Representation or Warranty by Seller	8
4.11	Purchaser’s Responsibilities	8
4.12	Environmental Reports	9

ARTICLE 5
TITLE AND SURVEY

5.1	Title Commitment	9
5.2	Survey	9
5.3	Title Review	9
5.4	Delivery of Title Policy at Closing	10

ARTICLE 6
OPERATIONS AND RISK OF LOSS; TENANT ESTOPPEL

6.1	Ongoing Operations	10

i

6.2	Damage	10
6.3	Condemnation	11
6.4	Tenant Estoppel Certificate	11
6.5	Survival of Covenants	11

ARTICLE 7
CLOSING

7.1	Closing	12
7.2	Conditions to Parties’ Obligation to Close	12
7.3	Seller’s Deliveries in Escrow	13
7.4	Purchaser’s Deliveries in Escrow	13
7.5	Closing Statements	14
7.6	Purchase Price	14
7.7	Possession	14
7.8	Delivery of Books and Records	14
7.9	Notice to Tenant	14

ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS

8.1	Prorations	14
8.2	Leasing Costs	16
8.3	Closing Costs	16
8.4	Final Adjustment After Closing	16
8.5	Tenant Deposits	16
8.6	Commissions	16

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1	Seller’s Representations and Warranties	17
9.2	Purchaser’s Representations and Warranties	18
9.3	Representations and Warranties Generally	19

ARTICLE 10
DEFAULT AND REMEDIES

10.1	Seller’s Remedies	20
10.2	Purchaser’s Remedies	20
10.3	Attorneys’ Fees	21
10.4	Other Expenses	21
10.5	Net Worth Covenant	21

ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY

11.1	Disclaimers By Seller	21
11.2	Sale “As Is, Where Is”	21
11.3	Seller Released from Liability	22
11.4	Survival	23

ARTICLE 12
MISCELLANEOUS

12.1	Parties Bound; Assignment	23
12.2	Headings	24
12.3	Invalidity and Waiver	24
12.4	Governing Law	24
12.5	Survival	24
12.6	Entirety and Amendments	24
12.7	Time	24
12.8	Confidentiality; Press Releases	24
12.9	Electronic Transactions	24
12.10	Notices	25
12.11	Construction	25
12.12	Calculation of Time Periods; Business Day	25
12.13	Execution in Counterparts	25
12.14	No Recordation	25
12.15	Further Assurances	25
12.16	Discharge of Obligations	26
12.17	ERISA	26
12.18	No Third-Party Beneficiary	26
12.19	Reporting Person	26
12.20	No Marketing	26
12.21	Independent Responsibility/No Alter Ego	26
12.22	Natural Hazard Disclosure	26
12.23	Seller’s Environmental Inquiry	26
12.24	Energy Use Disclosures	27
12.25	Post-Closing Access to Records	27
12.26	Information and Audit Cooperation	27

LIST OF DEFINED TERMS

Page No.

Additional Property Information	6
Agreement	1
Assignee	C-1
Assignment	13
Assignor	C-1
Bill of Sale	C-1
Broker	1
Business Day	26
CAM Reconciliation	16
Cap	20
Casualty Notice	11
CERCLA	23
Closing	12
Closing Condition	13
Closing Date	2
Code	19
Consultants	6
Contracts	C-1
Deed	13
Derivative Claims	27
Due Diligence Termination Notice	8
Earnest Money	1
Effective Date	1
Energy Disclosures	27
Environmental Reports	27
Escrow Agent	1
Grantee	B-1
Grantor	B-1
Hazardous Materials	23
Identified Pre-Closing Rent	15
Improvements	3, C-1
Independent Consideration	5
Inspection Period	2
Inspections	6
Intangible Personal Property	4, C-1
Land	3
Lease	3
Lease Files	6
Leasing Costs	16
License Agreements	4, C-1
material	11
Material Damage	11
Materially Damaged	11
Natural Hazard Laws	27
Natural Hazards Disclosure Statement	27
New Owner	F-1
OFAC	18
Operating Expenses	16
Operating Statements	5
Over Collection	16
Permitted Exceptions	9
Personalty	C-1

Property	3, B-1, F-1
Property Documents	8
Property Information	5
Property Information Delivery Date	2
Proposed Lease/License Transaction	10
Proration Schedule	15
Purchase Agreement	C-2
Purchase Price	1
Purchaser	1
Purchaser Control Entity	24
Real Property	3, C-1
Related Parties	7
Rent Roll	5
Report	8
Reports	8
Security Deposit	F-1
Seller	1, F-1
Seller Parties	7
Seller’s Representatives	19
Service Contracts	4
Survey	9
Survival Period	19
Tangible Personal Property	4
Taxes	15
Tenant	3, C-1
Tenant Estoppel	12
Tenant Lease	C-1
Tenant Receivables	15
Title and Survey Review Period	2
Title Commitment	9
Title Commitment Delivery Date	2
Title Company	1
Title Policy	10
to Purchaser’s knowledge	19
to Seller’s knowledge	19
to the best of Seller’s knowledge	19
Transferee	D-1
Transferor	D-1
Unbilled Tenant Receivables	15
Uncollected Delinquent Tenant Receivables	15
Under Collection	16

v

PURCHASE AND SALE AGREEMENT

181 South Larch Avenue, Rialto, California

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1	Seller:	TPRF III/RIALTO INDUSTRIAL, LLC, a Delaware limited liability company

1.1.2	Purchaser:	IPT ACQUISITIONS LLC, a Delaware limited liability company

1.1.3	Purchase Price:	$19,950,000.00

1.1.4	Earnest Money:	$1,000,000.00, including interest thereon, to be deposited in accordance with Section 3.1 below.

1.1.5	Title Company:	Benchmark Title, LLC 2000 McKinney Avenue, 4th Floor Dallas, Texas 75201 Attention: Ben Gibbins Telephone: 214.485.8650 Facsimile: 214.485.8698 E-mail: bgibbins@bmktitle.com

1.1.6	Escrow Agent:	Benchmark Title, LLC 2000 McKinney Avenue, 4th Floor Dallas, Texas 75201 Attention: Ben Gibbins Telephone: 214.485.8650 Facsimile: 214.485.8698 E-mail: bgibbins@bmktitle.com

1.1.7	Broker:	Holliday Fenoglio Fowler, LP

1.1.8	Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9	Property Information Delivery Date:	The date which is 5 days after the Effective Date.

1.1.10	Title Commitment Delivery Date:	The date which is 2 Business Days after the Effective Date.

1.1.11	Title and Survey Review Period:	The period beginning on the Effective Date ending 3 days prior to the expiration of the Inspection Period.

1.1.12	Inspection Period:	The period beginning on the Effective Date and ending 21 days after the Effective Date.

1.1.13	Closing Date:	The date which is 5 days after the expiration of the Inspection Period.

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY

Title Commitment required to be delivered pursuant to Section 5.1	Seller

Premium for standard CLTA form Title Policy required to be delivered pursuant to Section 5.4	Seller

Additional premium for an upgrade to an extended coverage ALTA Title Policy and any deletions or endorsements to the Title Policy desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges, not otherwise specified	Purchaser

Survey Costs	Purchaser

Recording fees for conveyance documents	Seller

Transfer taxes payable to the County of San Bernardino, California	Seller

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser 1⁄2 Seller 1⁄2

Real Estate Sales Commission to Broker	Seller

Attorney’s fees incurred in connection with the transaction contemplated by this Agreement	Each party shall pay its own attorney’s fees, except as expressly provided in Section 10.3

All other closing costs, expenses, charges and fees	Per local custom

1.3 Notice Addresses:

Purchaser:

IPT Acquisitions LLC

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Tom McGonagle

Telephone: 303.226.9891

E-mail: tmcgonagle@industrialincome.com

and

Industrial Property Trust, Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Joshua J. Widoff,

General Counsel

Telephone: 303.597.0483

Email: jwidoff@dividendcapital.com

		Seller:	TPRF III/Rialto Industrial, LLC c/o Thackeray Partners, L.P. 5207 McKinney Avenue, Suite 200 Dallas, Texas 75205 Attention: Ryan Stempf Telephone: 214.360.7866 E-mail: rs@thackeraypartners.com

Copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP 1900 Main Street, 5th Floor Irvine, California 92614-7321 Attention: Sandra A. Jacobson, Esq. Telephone: 949.851.5461 E-mail: sjacobson@allenmatkins.com	Copy to:	Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, TX 75201 Attention: Randy Jurgensmeyer Telephone: 214.220.7790 E-mail: rjurgensmeyer@velaw.com

ARTICLE 2

PROPERTY

2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in Exhibit A hereto (the “Land”), together with (a) all improvements, structures, parking facilities and fixtures now or hereafter placed, constructed, installed or located on the Land, including all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy of the Land (such as heating, air conditioning, and mechanical systems) but expressly excluding improvements and structures owned by Tenant or other third party (“Improvements”), (b) all right, title and interest of Seller, if any, in and to the reversions, remainders, rights-of-way, agreements, licenses, rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to the Land or Improvements, (c) all right, title, and interest of Seller, if any, in and to all strips and gores of land, any land lying in the bed of any street, road or alley, open or proposed, adjoining, adjacent, connected or appurtenant to the Land, and (d) Seller’s interest, if any, in any and all minerals and mineral rights, oil, gas, and oil and gas rights, other hydrocarbon substances and rights, development rights, air rights, water and water rights, wells, well rights and well permits, water and sewer taps (or their equivalents), and sanitary or storm sewer capacity appertaining to or otherwise benefiting or used in connection with the Land or Improvements (collectively, the “Real Property”).

2.1.2 Leases. All of Seller’s right, title and interest in that certain Industrial Building Lease, dated January 18, 2012, by and between Seller and Bissell Inc., a Michigan corporation, and Bissell Homecare, Inc., a Michigan corporation (collectively “Tenant”), of the Real Property (other than any License Agreements) (the “Lease”).

2.1.3 Tangible Personal Property. All of Seller’s right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or Tenant at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property, good will, rights and privileges related to the Real Property and the Improvements, including, without limitation: all trade names and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, and, to the extent assigned to Purchaser pursuant to Section 6.2, rights, claims and recoveries under insurance policies related to the Real Property, if any, but not including the Lease or License Agreements (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and telephone exchange numbers (to the extent assignable without cost to Seller (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) all cash on hand or on deposit in any bank, operating account or other account maintained in connection with the ownership, operation or management of the Property, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies) and bank accounts (subject to Seller’s obligation to prorate certain rents, expenses and deposits as provided in Article 8 below), (b) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (c) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, (d) any documents pertaining solely to the marketing of the Property and any direct or indirect interest therein for sale to prospective purchasers, and (e) any trade name, mark or other identifying material that includes the name “Thackeray” or any derivative thereof.

2.1.5 License Agreements. All of Seller’s right, title and interest, without warranty, in and to all agreements (other than the Lease), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements, some or all of which may be non-cancelable.

ARTICLE 3

EARNEST MONEY

3.1 Deposit and Investment of Earnest Money. Within two (2) Business Days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent and deliver a completed, executed Form W-9 to Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

3.2 Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms of this Agreement, the Escrow Agent shall first disburse to Seller $100.00 as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or a wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination of this Agreement.

3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser timely elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.7, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one Business Day following Escrow Agent’s receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one Business Day and, if not, as promptly as possible). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.7. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.7, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth Business Day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

DUE DILIGENCE

4.1 Due Diligence Materials To Be Delivered. Seller shall deliver, cause to be delivered, or make available via an electronic data room, to Purchaser the following (the “Property Information”) on or before the Property Information Delivery Date:

4.1.1 Rent Roll. A current rent roll in Seller’s standard form (“Rent Roll”) for the Property;

4.1.2 Financial Information. A copy of operating statements pertaining to the Property for the 24 months preceding the Effective Date or such lesser period as Seller has owned the Property (“Operating Statements”);

4.1.3 Environmental Reports. A copy of the most recent environmental reports or site assessments related to the Property prepared for the benefit of Seller;

4.1.4 Tax Statements. A copy of ad valorem tax statements relating to the Property for the current tax period and prior year;

4.1.5 Service Contracts. A list, together with copies, of Service Contracts;

4.1.6 Personal Property. A list of Tangible Personal Property;

4.1.7 License Agreements. A list, together with copies, of any License Agreements;

4.1.8 Title and Survey. A copy of Seller’s most recent title policy and any ALTA survey of the Property in Seller’s possession (if any); and

4.1.9 Other Agreements. Such other documents identified on Exhibit H.

Except for the Rent Roll, Seller’s obligations to deliver, or otherwise make available, the items listed in this Section 4.1 shall be limited to the extent such items are in the possession or reasonable control of Seller or its property management company and to the extent Seller is legally or contractually permitted to provide such items. Purchaser acknowledges its receipt of the Property Information provided by Seller on the HFF Document Center as of the Effective Date and its receipt of the Tenant financial statements (without agreeing to the accuracy or completeness of the Property Information, but only acknowledging that it has received such items from Seller).

4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at the offices of Seller’s property manager, at the Property, or otherwise in an electronic data room, the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1 Lease Files. The lease files for Tenant, including the Lease, amendments, guaranties, any letter agreements and assignments which are then in effect (“Lease Files”);

4.2.2 Maintenance Records and Warranties. Maintenance work orders for the 12 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.3 Plans and Specifications. Building plans and specifications relating to the Property;

4.2.4 Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property; and

4.2.5 Other Items. Any other information, reasonably requested by Purchaser, relating to the Property that Seller, in its commercially reasonable discretion, does not consider proprietary.

4.3 Limited Access. Subject to the terms set forth below, Purchaser and its agents, contractors, engineers, surveyors, attorneys, and employees (“Consultants”) shall have the right, during the period commencing on the Effective Date and continuing until the Closing or earlier termination of this Agreement, to enter onto the Property, at reasonable times during normal business hours, to perform the following:

(a) To conduct and make any and all customary studies, tests, examinations and inspections, or investigations (collectively, the “Inspections”) of or concerning the Property (including without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation, environmental reports, and surveys, including topographical surveys);

(b) To confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property;

(c) To ascertain and confirm the suitability of the Property for Purchaser’s intended use; and

(d) To review all due diligence materials, if any, with respect to the Property as delivered or made available by Seller to Purchaser.

Notwithstanding the foregoing, (1) Purchaser shall not be permitted to conduct any invasive testing (including, without limitation, any invasive environmental testing or air sampling other than a Phase I study) without Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion); (2) Purchaser must give Seller one full Business Day’s prior written notice (which notice may be given solely by email) of any Inspection at the Property; and (3) Purchaser shall not contact any governmental authority (except (A) to obtain the Property’s compliance with applicable zoning code, (B) as may be necessary in connection with a Phase I study, and (C) otherwise to conduct other document reviews that do not require meetings with governmental officials) or Tenant without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, Purchaser must notify Seller at least two full Business Days in advance of Purchaser’s intended communication with Tenant (which notice shall be made by email) and allow Seller the opportunity to participate in such communication if Seller desires.

4.4 Indemnity by Purchaser. Purchaser hereby agrees to indemnify, defend and hold Seller, its partners, shareholders, members, managers, owners and affiliates and their respective officers, managers, directors, employees, agents and representatives (collectively, the “Seller Parties”) harmless from and against any and all liens, losses, costs, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of all Inspections or any violation of the provisions of Sections 4.3, 4.5, 4.6 and 4.11 by Purchaser or its Consultants, employees and agents; provided, however, that the foregoing indemnification obligation shall not apply to the extent caused by the negligence or willful misconduct of Seller, its officers, directors, shareholders, members, managers, employees, contractors or agents. Notwithstanding anything to the contrary above, Purchaser’s obligations under this Section 4.4 expressly exclude (so long as Purchaser’s or any Consultant’s actions do not aggravate any pre-existing liability of Seller or damage to the Property following the initial discovery thereof) any damage to the Property arising out of latent defects, the displacement or disturbance of hazardous materials not placed on the Property by Purchaser or the discovery of pre-existing conditions. Purchaser’s obligations under this Section 4.4 shall survive the termination of this Agreement.

4.5 Confidentiality. The Property Documents (defined below) are proprietary and confidential and have been and will be delivered or made available to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in this Agreement. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property (including without limitation, Purchaser’s agents, attorneys, consultants, accountants, brokers, employees, officers, directors, partners, managers, members, potential partners and potential lenders) and who have agreed to preserve the confidentiality of such information as required hereby (individually, a “Related Party”; collectively, the “Related Parties”). In permitting Purchaser to review the Property Documents or any other information pertaining to the Property, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third-party benefits or relationships of any kind, either express or implied, have been offered, intended or created. The following materials and information shall not be subject to the confidentiality obligations set forth herein: (a) information which is or becomes generally available to the public other than as a result of a wrongful disclosure by Purchaser or the Related Parties; (b) information which reasonably can be demonstrated to be known to Purchaser or a Related Party prior to its disclosure hereunder; (c) information which becomes available to Purchaser or a Related Party on a non-confidential basis from sources other than Seller; and (d) information which Purchaser or a Related Party may be compelled to disclose by court order or applicable law, rule or regulation (including, without limitation, any regulation of the Securities and Exchange Commission), provided that Purchaser or the Related Parties shall first give written notice to Seller at least two Business Days prior to making the disclosure to the extent legally permissible (provided that prior notice need not be required in connection with any disclosures required to be made to the Securities and Exchange Commission). Purchaser’s obligations under this Section 4 shall survive the termination of this Agreement until the date that is six (6) months from the termination of this Agreement, but shall not survive the Closing.

4.6 Insurance. Prior to performing any Inspections, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and any Consultants have in place (and Purchaser and all Consultants shall maintain during the pendency of this Agreement): (a) commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000) for bodily or personal injury or death, property damage insurance including coverage for contractual liability and personal injury with respect to Purchaser’s obligations hereunder in the amount of at least Two Million Dollars ($2,000,000), and (b) workers’ compensation and employers’ liability insurance in accordance with applicable law, but in all cases with limits of at least $100,000 each accident, $100,000 each employee and $500,000 policy limit, all covering any accident arising in connection with the presence of Purchaser, and any Consultants on the Property, which insurance, except for workers’ compensation and employers’ liability, shall (1) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate in writing to Purchaser, and (2) be written by a reputable insurance company having a rating of at least “A:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service).

4.7 Due Diligence Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information and any other information provided by Seller in connection with the transactions contemplated by this Agreement (including any notes, memoranda, summaries, analyses, compilations, and other writings relating to the Property Information or the Additional Property Information or based on the Property Information or the Additional Property Information prepared by or on behalf of Purchaser, collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.7, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.8 Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall provide to Seller promptly following termination of this Agreement, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any, which Reports shall be addressed to both Seller and Purchaser at no cost to Seller and provided there is no additional cost to Purchaser. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.9 Service Contracts. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. If Purchaser fails to timely notify Seller with respect to a specific Service Contract, Purchaser will be deemed to have elected to have Seller terminate such Service Contract. After the expiration of the Inspection Period (and in any event prior to Closing), Seller shall deliver notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume or deemed to have elected to assume, or that Purchaser is obligated to assume pursuant to this Section 4.9, and (b) for which a termination notice is delivered as required by this Section 4.9 but for which termination is not effective until after Closing.

4.10 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement or in the “Closing Documents” (defined below), Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except as otherwise expressly set forth herein or the Closing Documents, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Except as otherwise expressly set forth herein or the Closing Documents, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Except as otherwise expressly set forth herein or the Closing Documents, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

4.11 Purchaser’s Responsibilities. In conducting any Inspections and/or review of the Property Documents, Purchaser and Consultants shall: (a) not disturb the Tenant or interfere with its use of the Property pursuant to the Lease (provided that same has been provided to Purchaser) in an unreasonable manner; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by Tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or Tenant or its agents, guests, invitees, contractors and employees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; and (h) repair any damage to the Property resulting directly or indirectly from any such inspection or tests, excluding (so long as Purchaser’s or any Consultant’s actions do not aggravate any pre-existing liability of Seller or damage to the Property following the initial discovery) any damage to the Property arising out of latent defects, the displacement or disturbance of hazardous materials not placed on the Property by Purchaser or the discovery of pre-existing conditions. Purchaser’s obligations under this Section 4.11 shall survive the termination of this Agreement.

4.12 Environmental Reports. As additional consideration for the transaction contemplated in this Agreement, Purchaser must provide to Seller, immediately following termination hereof, copies of any and all third-party reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding anything to the contrary above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, except to the extent Purchaser’s actions aggravate any pre-existing liability of Seller.

ARTICLE 5

TITLE AND SURVEY

5.1 Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on an ALTA 2006 standard form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

5.2 Survey. On or before the Title Commitment Delivery Date, Seller shall deliver, cause to be delivered, or make available via an electronic data room, to Purchaser a copy of the most-current survey of the Real Property in Seller’s possession (the “Survey”). Purchaser may revise, modify or recertify the Survey as necessary in order for the Title Company to satisfy Purchaser’s objectives.

5.3 Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey, and shall notify Seller in writing of any objections to title prior to the expiration of the Title Survey Review Period. Seller shall have no obligation to cure title objections except financing liens and mechanic’s liens of an ascertainable amount created by Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). The term “Permitted Exceptions” shall mean: the specific exceptions (including exceptions that are a part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Inspection Period and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a survey or an update to the Survey, all matters that a current, accurate survey of the Property would show); real estate taxes not yet due and payable; rights of Tenant under the Lease; local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; rights of tenants or licensees under License Agreements; and any licensees under any Service Contracts not terminated as of Closing. Purchaser shall have no right to object to, request revision of or otherwise seek modification, amendment or alteration of, any Permitted Exception. Any new title exception arising after the expiration of the Inspection Period that materially affects the current use and operation of the Property or increases any obligations for the Property or constitutes a monetary lien shall in no event be deemed a Permitted Exception, unless Purchaser has approved the same in its sole and absolute discretion.

5.4 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions and the standard exceptions and exclusions from coverage as approved or deemed approved by Purchaser pursuant to this Article 5 (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6

OPERATIONS AND RISK OF LOSS; TENANT ESTOPPEL

6.1 Ongoing Operations.

6.1.1 Lease, Service Contracts and License Agreements. From the Effective Date through Closing or the earlier termination of this Agreement, Seller will perform its material obligations under the Lease, the License Agreements and Service Contracts in substantially the same manner as prior to the Effective Date in Seller’s normal course of business.

6.1.2 New Contracts. Seller will not enter into any contract or obligation that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice. Notwithstanding anything herein to the contrary, Seller shall terminate all property management and leasing agreements at Closing at its sole cost and expense. Seller shall not file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district.

6.1.3 Maintenance/Operation. Subject to the terms and provisions of Sections 6.2 and 6.3 below and other events beyond the reasonable control of Seller, Seller shall maintain or endeavor to cause the Tenant under the Lease to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.4 Leasing; License Agreements. Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement (each, a “Proposed Lease/License Transaction”) between the date that is five (5) Business Days prior to the expiration of the Inspection Date and the Closing Date, without first obtaining Purchaser’s prior written consent, which consent Purchaser may withhold in its sole discretion. Seller shall provide Purchaser with all relevant supporting documentation with respect to such Proposed Lease/License Transaction, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession and to the extent allowed under any applicable confidentiality agreement. Within three Business Days after Purchaser’s receipt thereof, Purchaser shall notify Seller in writing of either its approval or disapproval of such Proposed Lease/License Transaction. If Purchaser fails to notify Seller in writing of Purchaser’s approval or disapproval of such Proposed Lease/License Transaction within the three-Business Day period set forth above, then Purchaser shall be deemed to have disapproved such Proposed Lease/License Transaction.

6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full 30-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not so terminate this Agreement within said 30-day period, then Purchaser shall be deemed to have waived its right to terminate under this Section 6.2.1 and the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s estimation, exceeds 2% of the Purchase Price.

6.2.2 Not Material. If the Property is not Materially Damaged, then Purchaser shall not have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

6.3 Condemnation. If proceedings in eminent domain are instituted or threatened in writing with respect to a material portion of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above. If proceedings in eminent domain are instituted with respect to a portion of the Property that is not material, then the parties shall proceed under this Agreement in the same manner as described in clause (b) above. As used in this Section 6.3 “material” means a portion of the Property subject to proceedings in eminent domain which, in Seller’s reasonable estimation, exceeds 2% of the value of the Purchase Price. If Purchaser does not elect to terminate this Agreement, then it shall thereafter have the right to participate in all negotiations and meetings with the condemning authority, and no agreements shall be entered into with the condemning authority regarding the Property without Purchaser’s written approval.

6.4 Tenant Estoppel Certificate. It is a condition precedent to Purchaser’s obligation to proceed to close hereunder that, on or before the Closing Date, Seller shall have received and provided to Purchaser a Tenant Estoppel Certificate dated within thirty (30) days of the Closing substantially in the form of Exhibit G (or, if a Tenant’s Lease specifies or contemplates another form of tenant estoppel certificate, then such other specified or contemplated form, or if the Lease requires less information than that contained on Exhibit G, then a tenant estoppel certificate containing only the information required in the Lease) (a “Tenant Estoppel”) executed by Tenant. Seller agrees to use commercially reasonable efforts to obtain a Tenant Estoppel from Tenant, but Seller shall not be obligated to expend any funds in connection with obtaining the Tenant Estoppel, and the failure of Seller to obtain any such Tenant Estoppel shall not be a breach or default hereunder, but rather shall entitle Purchaser to terminate the Agreement and receive a refund of its Earnest Money. Seller shall deliver Purchaser a copy of the draft Tenant Estoppel for review and approval prior to delivering same to Tenant, provided that if Purchaser does not approve or provide comments to the Tenant Estoppel within two (2) Business Days after receiving it, Purchase will be deemed to have approved the Tenant Estoppel.

6.5 Survival of Covenants. The covenants set forth in Sections 6.2 and 6.3 relating to assignments of insurance and condemnation proceeds shall not be merged into or waived by the instruments of Closing, but shall survive the Closing for a Survival Period pursuant to Section 9.3 below.

ARTICLE 7

CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2 Conditions to Parties’ Obligation to Close.

7.2.1 Seller’s Conditions. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder are conditioned upon the following:

(a) Representations and Warranties. Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date;

(b) Deliveries. As of the Closing Date, Purchaser shall have tendered all deliveries to be made at Closing; and

(c) Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Purchaser that would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement.

7.2.2 Purchaser’s Conditions. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder are conditioned upon the following:

(a) Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct as of the Effective Date and as of the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date;

(b) Deliveries. As of the Closing Date, Seller shall have tendered all deliveries to be made at Closing;

(c) Actions, Suits, etc. As of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement; and

(d) Lease. As of the Closing Date, Tenant shall not have terminated, or given notice of intent to terminate, the Lease pursuant to the terms of the Lease or otherwise. Tenant shall not have vacated, abandoned, ceased operations or filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding.

7.2.3 Non-Satisfaction of Conditions. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder (a “Closing Condition”) has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, as its sole remedies and recourses (except as provided in the last sentence of this Section 7.2.3 if the other party is in default), either (a) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein) and the Earnest Money shall be disbursed to Purchaser in accordance with Section 3.4, or (b) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such Closing Condition, in which event such party shall be deemed to have waived such Closing Condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such Closing Condition, such party shall be deemed to have waived such Closing Condition, and there shall be no liability on the part of any other party hereto for the failure of any such Closing Condition. Notwithstanding any provision of this Section 7.2.3 to the contrary, if the Closing Condition set forth in either Section 7.2.1(b) or 7.2.2(b) is not satisfied, or if a party is otherwise in default hereunder at or prior to Closing, the provisions of Article 10 of this Agreement (including the applicable notice and cure periods set forth therein) shall govern the rights and remedies of the parties hereunder with respect to such default.

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A Grant Deed in the form of Exhibit B hereto (the “Deed”);

7.3.2 Bill of Sale, Assignment and Assumption. Two original copies of a Bill of Sale, Assignment and Assumption of Lease and Contracts in the form of Exhibit C hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser, without warranty, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions (as defined in the Deed) to the extent applicable;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property, including a California 593-C certificate;

7.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

7.4.2 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property, including a Preliminary Change of Ownership Report;

7.4.3 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy;

7.4.4 Notice to Tenant. A notice to Tenant in the form of Exhibit F attached hereto; and

7.4.5 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6 Purchase Price. At or before 11:00 a.m. Dallas, Texas time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Lease and the Permitted Exceptions.

7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: Lease Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with Tenant and suppliers; all advertising materials; booklets; and keys. The terms of this Section 7.8 shall survive the Closing.

7.9 Notice to Tenant. Seller and Purchaser shall execute, and Purchaser shall deliver to Tenant, immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit F hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

ARTICLE 8

PRORATIONS, DEPOSITS, COMMISSIONS

8.1 Prorations. At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser from and after (and including) the Closing Date: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses (excluding Taxes (defined below) and other expenses that Tenant pays directly); and any assessments by private covenant for the then-current calendar year of Closing. Purchaser and Seller agree to prepare a proration schedule (the “Proration Schedule”) of adjustments two (2) Business Days prior to Closing. Any such adjustments not determined or agreed upon as of the Closing Date, shall be paid by Purchaser to Seller, or Seller to Purchaser, as the case may be, in cash as soon as practicable following the Closing Date. No proration shall be made for insurance premiums and insurance policies will not be assigned to Purchaser. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1 Taxes. Real and personal ad valorem taxes and any other taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others (“Taxes”), are paid directly by Tenant to the applicable taxing authority and will not be prorated at Closing; provided that there are no delinquent Taxes outstanding upon the Closing.

8.1.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities, if any, to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3 Tenant Receivables. Rents due from Tenant under the Lease and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by Tenant under the Lease (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a) Tenant Receivables and other income received from Tenant under the Lease and/or tenants or licensees under License Agreements after Closing (other than Identified Pre-Closing Rent, defined below) shall be applied in the following order of priority: (1) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (2) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (3) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (4) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of 60 days after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause Tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in Tenant’s Lease or licensee’s License Agreement) against Tenant other than to sue for collection. Any Tenant Receivables that Tenant under the Lease or a licensee under a License Agreement delivers to either Purchaser or Seller and that Tenant or licensee has identified, at the time of such delivery, as constituting payment or rent due for a month or other period prior to the month in which the Closing occurs (“Identified Pre-Closing Rent”) shall be remitted to Seller if, as, and when collected by Purchaser to the extent the Identified Pre-Closing Rent applies to Seller’s period of ownership. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten Business Days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due; provided, however, (i) Purchaser shall not be obligated to incur any out-of-pocket expenses (unless paid by Seller), (ii) Purchaser may deduct any of its reasonable costs of collection form any amounts due Seller, and (iii) under any circumstance, Purchaser shall not be obligated to file any legal action or terminate the Lease. The provisions of this Section 8.1.3(a) shall survive the Closing.

(b) At least 5 days prior to the Closing Date, Seller shall provide Purchaser with a reasonably detailed reconciliation for Tenant showing all common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by Tenant (collectively, the “Operating Expenses”) incurred by Seller from the beginning of the then-current calendar year (and if the prior calendar year has not been prorated, also for said prior year) (or, if different, Tenant’s then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) through the Closing Date, and any Operating Expense estimates or charges collected by Seller during the same period of time and relating to Tenant, all in the form customarily submitted to Tenant (the “CAM Reconciliation”). To the extent that Seller has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods subsequent to Closing, the same shall be prorated and Purchaser shall receive a credit therefor at the Closing. With respect to any monthly or periodic payments of Operating Expenses received by Purchaser after the Closing allocable to Seller prior to Closing, Purchaser shall promptly pay the same to Seller (subject to the provisions in Section 8.1.3(a) for delinquent rentals). Notwithstanding the foregoing, to the extent that the CAM Reconciliation reveals that Seller has over-collected Operating Expenses such that, if the end of the operating expense year under the Lease was the Closing Date, Seller would be obligated to refund money to Tenant (an “Over Collection”), rather than collect additional money from the Tenant (an “Under Collection”), said Over Collection shall be paid by Seller to Purchaser at the Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Purchaser to Seller outside of escrow within five (5) Business Days after receipt from the Tenant in connection with the year-end Operating Expense reconciliation process, which Purchaser shall diligently pursue. The terms and conditions of this Section 8.1.3(b) shall survive Closing.

8.2 Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension or to induce a licensee to enter into a License Agreement (collectively, “Leasing Costs”) that are due and payable prior to Closing with respect to the Lease and License Agreements in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing.

8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

8.5 Tenant Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser. During the term of this Agreement, Seller shall not apply any security deposit without the prior written consent of Purchaser.

8.6 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.

9.1.2 Conflicts and Pending Actions. The execution, delivery and performance by Seller of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with or result in a material breach of any agreement to which Seller is a party, or, to Seller’s knowledge, any law to which Seller or any portion of the Property is bound. As of the Effective Date, and to Seller’s knowledge, except as disclosed in the Property Documents, there are no actions, suits, proceedings or claims pending, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body, against Seller or against the Property that challenge or impair Seller’s ability to execute or perform its obligations under this Agreement.

9.1.3 Tenant Lease. Tenant is the only tenant of the Property, pursuant to written agreements to which Seller is a direct party as landlord (i.e., excluding subtenants and other occupants claiming by, through or under the Tenant as the foregoing is not intended and shall not be construed as a representation by Seller of the parties which are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware). Seller has not granted to any party any option, right of first refusal, or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein. Neither Seller’s interest in the Lease nor any of the rentals due or to become due under the Lease have been or will be assigned, encumbered or subject to any liens that will not be released at the Closing Date. All leasing commissions currently due and payable to brokers under the Lease and all tenant improvement allowances and Leasing Costs, have been fully paid and satisfied by Seller. Seller is not a party to any leasing commission agreement that would give rise to an obligation to pay a leasing commission following the Closing. To Seller’s knowledge, Seller has neither given nor received any written notice of default with respect to the Lease that has not been cured. To Seller’s knowledge, the Rent Roll provided to Purchaser by Seller is true and correct in all material respects as of the date of the Rent Roll.

9.1.4 Service Contracts and License Agreements. To Seller’s knowledge, the list of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement will be a materially correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Lease) with respect to or affecting the Property as of the Effective Date.

9.1.5 Notices from Governmental Authorities. As of the Effective Date, and to Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) (including environmental laws) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.6 Prohibited Persons and Transactions. Seller is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.1.7 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s knowledge, threatened) by or against Seller.

9.1.8 Hazardous Materials. To Seller’s knowledge, except as disclosed in the Property Documents, Seller has not received written notice from any governmental authority alleging potential liability with regard to the Property arising out of, based on or resulting from the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Hazardous Material.

9.1.9 Seller’s Representative. Seller’s Representative is in an official position of responsibility, on behalf of Seller, for the matters and information which are the subject of Seller’s representations contained in this Section 9.1.

9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser is validly existing and is in good standing in the state in which it was formed and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement, to deposit and invest the Earnest Money and prior to the expiration of the Inspection Period will have approval to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Purchaser has the legal right, power and authority to bind Purchaser.

9.2.2 Conflicts and Pending Action. The execution, delivery and performance by Purchaser of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with or result in a material breach of any agreement to which Purchaser is a party, or, to Purchaser’s knowledge, any law to which Purchaser is bound. As of the Effective Date, and to Purchaser’s knowledge, there are no actions, suits, proceedings or claims pending, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 ERISA. Purchaser is not an employee benefit plan subject to ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and is not an entity deemed to hold the plan assets as defined under Section 3(42) of ERISA.

9.2.4 Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.3 Representations and Warranties Generally.

9.3.1 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 shall survive the Closing for a period commencing on the Closing Date and ending on December 20, 2014 (the “Survival Period”).

9.3.2 Seller’s Knowledge: Seller’s Agents; Purchaser’s Knowledge. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Brandon Blaser (“Seller’s Representatives”), without any duty of inquiry or investigation; provided that in no event shall Seller’s Representatives, or any of them, or any other officer or employee of Seller, have any individual liability under or relating to this Agreement. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Terms such as “to Purchaser’s knowledge,” or like phrases mean information that is actually known to Purchaser or like phrases mean the actual present and conscious awareness or knowledge of Andrea Karp and Ryan Dunlap, without any duty of inquiry or investigation; provided that in no event shall such Purchaser representatives, or any of them, or any other officer or employee of Purchaser, have any individual liability under or relating to this Agreement. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Purchaser or such persons do not have but could have obtained through further investigation or inquiry.

9.3.3 Action for Breach of Representation or Warranty or Covenant. Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the breach in question results from, or is based on, a condition, state of facts or other matter that was not known prior to Closing by the party bringing the action, (2) the party alleging the breach gives written notice of such breach to the other party before the end of the Survival Period and files the action with respect to such breach within the Survival Period, and (3) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $50,000, and then only to the extent of such excess (but not in excess of the Cap defined below). The parties stipulate that the periods of time referenced above to give written notice of the alleged breach and to file the action with respect to such breach is reasonable and hereby waive any claims to the contrary. If a party fails to timely notify the other party or file such action within the required time periods as described above, such action shall be barred.

9.3.4 Knowledge of Breach. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement, Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants hereunder if, prior to Closing, Purchaser has knowledge of any breach of a representation, warranty or covenant of Seller hereunder, or Purchaser obtains knowledge that contradicts any of Seller’s representations, warranties or covenants hereunder (and the representations and warranties of Seller shall be deemed to be modified thereby to be accurate), and Purchaser nevertheless consummates the transaction contemplated by this Agreement (in which event any such breach or contraction shall be deemed waived by Purchaser).

9.3.5 Liability of Seller. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to Two Percent (2%) of the Purchase Price (the “Cap”). Any liability of Seller under Section 8.6 (Commissions) and Section 9.1.3 (with respect to leasing commissions) will not be included as part of the Cap.

9.3.6 Breach Prior to Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed exclusively by Section 7.2.3.

9.3.7 Survivability. The provisions of this Section 9.3 shall survive the Closing.

ARTICLE 10

DEFAULT AND REMEDIES

10.1 Seller’s Remedies. IF PURCHASER FAILS TO CONSUMMATE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT OR OTHERWISE DEFAULTS ON ITS OBLIGATIONS HEREUNDER AT OR PRIOR TO CLOSING FOR ANY REASON EXCEPT FAILURE BY SELLER TO PERFORM HEREUNDER, AND SUCH DEFAULT OR BREACH IS NOT CURED BY THE EARLIER OF THE THIRD BUSINESS DAY AFTER WRITTEN NOTICE THEREOF FROM SELLER OR THE CLOSING DATE (EXCEPT NO NOTICE OR CURE PERIOD SHALL APPLY IF PURCHASER FAILS TO CONSUMMATE THE PURCHASE OF THE PROPERTY HEREUNDER), SELLER SHALL BE ENTITLED, AS ITS SOLE REMEDY (EXCEPT AS PROVIDED IN SECTIONS 4.10, 8.6, 10.3 AND 10.4 HEREOF), TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST PURCHASER HEREUNDER. SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR DUE TO PURCHASER’S DEFAULT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

INITIALS:	SELLER	/s/ MH	PURCHASER	/s/ AK

NOTWITHSTANDING ANYTHING IN THIS SECTION 10.1 TO THE CONTRARY, IN THE EVENT OF PURCHASER’S DEFAULT OR A TERMINATION OF THIS AGREEMENT, SELLER SHALL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY (OTHER THAN SPECIFIC PERFORMANCE) IN THE EVENT PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER IS ASSERTING ANY CLAIMS OR RIGHT TO THE PROPERTY THAT WOULD OTHERWISE DELAY OR PREVENT SELLER FROM HAVING CLEAR, INDEFEASIBLE AND MARKETABLE TITLE TO THE PROPERTY. IN ALL OTHER EVENTS SELLER’S REMEDIES SHALL BE LIMITED TO THOSE DESCRIBED IN THIS SECTION 10.1 AND SECTIONS 4.10, 8.6, 10.3 AND 10.4 HEREOF. IF CLOSING IS CONSUMMATED, SELLER SHALL HAVE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IN THE EVENT PURCHASER FAILS TO PERFORM ANY OBLIGATION OF PURCHASER UNDER THIS AGREEMENT.

10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one (1) Business Day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. If Purchaser elects to terminate this Agreement as provided in the preceding sentence, Seller shall reimburse Purchaser for an amount equal to the lesser of (1) Purchaser’s actual third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Purchaser’s due diligence, or (2) $60,000. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

10.5 Net Worth Covenant. Until the expiration of the Survival Period, Seller covenants that it shall retain (and not disburse to Seller’s partners or investors) a portion of the Purchase Price in an amount not less than the amount of the Cap, which amount may be: (a) held in cash; or (b) invested in one or more liquid investments. The covenant of Seller set forth in the immediately preceding sentence shall survive Closing until the expiration of the Survival Period.

ARTICLE 11

DISCLAIMERS, RELEASE AND INDEMNITY

11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, the Deed and the Assignment (the Deed and the Assignment being referred to as, the “Closing Documents”), it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is”. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS-IS, WHERE-IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER HAS NOT MADE AND IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR

IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, OR ANY PROPERTY MANAGER, REAL ESTATE BROKER, AGENT OR THIRD PARTY REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY AND SHALL MAKE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF ANY DOCUMENTS AND INFORMATION PROVIDED BY SELLER. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME. BY FAILING TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, PURCHASER ACKNOWLEDGES THAT SELLER HAS AFFORDED PURCHASER A FULL OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL OR CONSTRUCTION DEFECTS OR ADVERSE ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (a) PURCHASER IS REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; AND (b) PURCHASER IS PURCHASING THE PROPERTY FOR BUSINESS, COMMERCIAL, INVESTMENT OR OTHER SIMILAR PURPOSE AND NOT FOR USE AS PURCHASER’S RESIDENCE. PURCHASER WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE OR BE ENTITLED TO, DERIVING FROM DISPARITY IN SIZE OR FROM ANY SIGNIFICANT DISPARATE BARGAINING POSITION IN RELATION TO SELLER.

11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and except as expressly set forth in this Agreement and the Closing Documents, Purchaser hereby FOREVER RELEASES AND DISCHARGES the Seller Parties from all responsibility and liability, for the lessor’s obligations under the Lease, relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, the California Hazardous Waste Control Law (California Health and Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.), and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), regarding the physical and environmental condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Except as expressly set forth in this Agreement and the Closing Documents, Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, the lessor’s obligations under the Lease relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, mold, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

PURCHASER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE WITH RESPECT TO THE FOREGOING RELEASED MATTERS, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO PURCHASER THE PROVISIONS OF THIS SECTION 11.3. THE FOREGOING WAIVER AND RELEASE SHALL BE DEEMED TO BE RESTATED AND MADE AGAIN AS OF, AND SHALL SURVIVE, THE CLOSING. PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES AND OTHER CLAIMS AND LIABILITIES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS, PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND THE SELLER PARTIES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES AND OTHER CLAIMS AND LIABILITIES. SELLER HAS GIVEN PURCHASER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR PURCHASER AGREEING TO THE PROVISIONS OF THIS SECTION 11.3. PURCHASER HAS INITIALED THIS SECTION 11.3 TO FURTHER INDICATE ITS AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION HEREOF. BY INITIALING BELOW, PURCHASER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 11.3.

INITIALS:	SELLER	/s/ MH	PURCHASER	/s/ AK

11.4 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12

MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement, without Seller’s consent, upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser (a “Purchaser Control Entity”), or an entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, (e) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least two Business Days prior to Closing, and (f) the requirements in Section 12.17 are satisfied.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits hereto are incorporated herein by this reference for all purposes.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Confidentiality; Press Releases. Neither Purchaser nor Seller shall make any public announcement, press release or disclosure of the transactions contemplated under this Agreement, or any information related to this Agreement to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of the other party; provided, however, that Purchaser and Seller may disclose the terms of this Agreement to their current and potential investors, partners, lenders or other capital providers, and may, subject to the provisions of Section 4.5, make disclosure of this Agreement to their Related Parties as necessary to perform their obligations hereunder and as may be required under applicable laws or regulations (including, without limitation, disclosures required to be made to the Securities and Exchange Commission). Without limiting the foregoing requirement for Seller approval, the name “Thackeray” shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser’s partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives to comply with this provision. Seller and Purchaser, on behalf of themselves and their Related Parties, stipulate that the breach of the requirements of this Section 12.8 will cause irreparable harm to the other party for which damages may not constitute an adequate remedy. Purchaser and Seller agree that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. The provisions of this Section 12.8 shall survive Closing for a period of six (6) months.

12.9 Electronic Transactions. Except as expressly provided in Section 12.10 (entitled “Notices”) and Section 12.13 (entitled “Execution in Counterparts”), the parties hereby acknowledge and agree (a) this Agreement shall not be executed, entered into, altered, amended or modified by electronic means and (b) without limiting the generality of subparagraph (a), the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means.

12.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.12 Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

12.13 Execution in Counterparts. This Agreement (and any alterations, amendments or modifications thereto) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement (or any alteration, amendment or modification thereto), the parties may execute and exchange by electronic mail PDF counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.10 other than electronic mail PDF. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement (or any alteration, amendment or modification thereto) to physically form one document.

12.14 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.16 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.17 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

12.18 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that Tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

12.19 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

12.20 No Marketing. Seller agrees not to market any portion of the Property for sale from the Effective Date until the earlier of (a) the Closing or (b) a termination of this Agreement.

12.21 Independent Responsibility/No Alter Ego. The parties hereby agree that the obligations of the parties under this Agreement are separate and distinct, and that no Party’s affiliate, officer, manager, director, employee, agent or representative (of any type or nature) or other third party is responsible in any manner whatsoever for the debts, liabilities or obligations of any party hereto. As such, the parties agree that no party’s affiliate, officer, manager, director, employee, agent or representative (of any type or nature) or other third party is an alter-ego of any other party (or any affiliate thereof) or in any manner is or shall be vicariously, derivatively or otherwise liable for the debts, liabilities or obligations of any party or any affiliate thereof (collectively, “Derivative Claims”). The parties further agree that, as a material part of and material inducement for the transactions contemplated by this Agreement, they will not assert any Derivative Claims in any dispute, claim or controversy relating to or arising out of this Agreement. The provisions of this Section shall survive the closing or consummation of the transactions contemplated by this Agreement or any termination or purported termination of this Agreement.

12.22 Natural Hazard Disclosure. Natural hazards described in the following California code sections (the “Natural Hazard Laws”) may affect the Property: (A) Govt. Code Section 8589.3 (Special Flood Hazard Area); (B) Govt. Code Section 8589.4 (Inundation Area); (C) Govt. Code Section 51183.5 (Fire Hazard Severity Zone); (D) Public Resource Code Section 2621.9 (Earthquake Fault Zone); (E) Public Resource Code Section 2694 (Seismic Hazard Zone); and (F) Public Resource Code Section 4136 (Wildland Area). Broker shall execute and deliver to Purchaser a Natural Hazards Disclosure Statement with respect to the foregoing matters (the “Natural Hazards Disclosure Statement”). Purchaser acknowledges and agrees that Purchaser will independently evaluate and investigate whether any or all of such Natural Hazards affect the Property, and Seller shall have no liabilities or obligations with respect thereto. Prior to the expiration of the Inspection Period, Purchaser shall execute and deliver to Seller the Natural Hazards Disclosure Statement. PURCHASER ACKNOWLEDGES AND REPRESENTS THAT PURCHASER HAS EXTENSIVE EXPERIENCE ACQUIRING AND CONDUCTING DUE DILIGENCE REGARDING COMMERCIAL PROPERTIES. THIS PROVISION IS AN ESSENTIAL ASPECT OF THE BARGAIN BETWEEN THE PARTIES.

12.23 Seller’s Environmental Inquiry. Purchaser acknowledges and agrees that Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substances has come to be located on or beneath the real property to provide written notice of same to a buyer of the real property. Seller has made available to purchaser during the

Inspection Period environmental reports and correspondence, including all matters disclosed or referred to in the Phase I Environmental Site Assessment dated December 14, 2011 prepared by Professional Services Industries, Inc. (hereinafter, the “Environmental Reports”), that may identify and/or describe releases of Hazardous Materials on and/or about the Property. By execution of this Agreement, Purchaser (a) acknowledges its receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code, (b) will be, prior to expiration of the Inspection Period, fully aware of the matters described in the Environmental Reports and (c) after receiving advice of its legal counsel, waives any and all rights Purchaser may have to assert that Seller has not complied with the requirements of Section 25359.7 of the California Health and Safety Code.

12.24 Energy Use Disclosures. Seller shall deliver the disclosures and other documentation or information for the Property required under Section 25402.10 of the California Public Resources Code and its implementing regulations (the “Energy Disclosures”) to Purchaser prior to the expiration of the Inspection Period. Purchaser acknowledges and agrees that (a) the Energy Disclosures are for the current occupancy and use of the Property, (b) the energy profile of the Property will vary depending on future occupancy/use of the Property, (c) Seller makes no claims, representations or warranties regarding the future Energy Star profile of the Property, and (d) Seller has not made and will not make any representations or warranties regarding the Energy Disclosures.

12.25 Post-Closing Access to Records. Upon receipt by Seller of Purchaser’s reasonable written request at any time and from time to time within a period from the Closing until the later of (i) 2 years after Closing, or (ii) for the period any Tenant has the right under the Lease to audit such books and records of Seller, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make all of Seller’s records relating to the Property available to Purchaser for inspection and copying (at Purchaser’s sole cost and expense).

12.26 Information and Audit Cooperation. To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least 3 Business Days prior written notice to Seller, within 75 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser’s auditors to audit the trial balance related to the operation of the Property for the year prior to the Closing Date and for the portion of the calendar starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	TPRF III/RIALTO INDUSTRIAL, LLC, a Delaware limited liability company

	By:	Thackeray Partners, LP, a Delaware limited partnership, its manager

		By:	Thackeray Partners GP, LLC, a Delaware limited liability company, its general partner

			By:	/s/ MARY M. HAGER
			Name:	Mary M. Hager
			Title:	Manager

Date Executed by Seller:	May 13, 2014

PURCHASER:	IPT ACQUISITIONS LLC, a Delaware limited liability company

	By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

		By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

			By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

				By:	/s/ ANDREA KARP
				Name:	Andrea Karp
				Title:	SVP

Date Executed by Purchaser:	May 13, 2014

[NOTE: SECTIONS 10.1 AND 11.3 REQUIRE THE INITIALS OF SELLER AND PURCHASER]